UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.01 below for a description of the material terms of the Asset Purchase Agreement by and among Bioanalytical Systems, Inc. ("BASi"), BASi Maryland, Inc., Algorithme Pharma USA Inc. ("AP USA") and Algorithme Pharma Holdings inc. with respect to the sale of the Baltimore Clinical Pharmacology Research Unit and the Assignment and Assumption of Office lease, dated June 30, 2008, between BASi and AP USA. Except as set forth below, BASi has no material relationship with AP USA or Algorithme Pharma Holdings Inc.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 30, 2008, Bioanalytical Systems, Inc. ("BASi") entered into an Asset Purchase Agreement (the "Agreement") by and among BASi, BASi Maryland, Inc., Algorithme Pharma USA Inc. ("AP USA") and Algorithme Pharma Holdings Inc. ("Algorithme"). BASI Maryland, Inc. is a wholly-owned subsidiary of BASi that owend and operated BASi's Baltimore Clinical Pharmacology Research Unit (the "CPRU").

Pursuant to the terms of the Agreement, BASi Maryland, Inc. sold substantially all of its assets to AP USA in exchange for a cash payment of $850,000 at the closing and the assumption of certain liabilities related to the CPRU, including BASi's obligations under the lease for the space in which the CPRU operated. As a result of this sale, BASi will exit the Phase I first-in-human clinical study market. In addition, pursuant to the terms of the Agreement, each party has agreed to indemnify the other for an agreed upon period following the sale for damages arising from, among other things, such party’s breach of its representations, warranties or covenants under the Agreement, subject to agreed upon threshold amounts and caps on indemnifiable damages. A copy of the press release issued on June 30, 2008 by BASi with respect to this transaction is filed as Exhibit 99.1 and is incorporated herein by this reference.

The lease assignment was accomplished by a separate Assignment and Assumption of Office Lease, dated June 30, 2008, between BASi and AP USA (the "Assumption"). Under the terms of the Assumption, BASi will remain liable with AP USA for future financial obligations under the lease. However, Algorithme has agreed to indemnify BASi for any loss or damage suffered by BASi as a result of any failure by AP USA to make any required payments under the lease. AP USA's obligation to make payments to the landlord under the lease is also supported by a guaranty by Algorithme in favor of the landlord.

The above discussions of the Agreement and the Assumption are qualified in their entirety by reference to the texts of the Agreement and the Assumption, copies of which are filed as exhibits to this Form 8-K and are incorporated herein by reference. The Agreement has been included to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties to the Agreement are qualified, including by information in disclosure schedules that the parties exchanged in connection with the execution of the Agreement. Representations and warranties may be used as a tool to allocate risks between the parties, including where the parties do not have complete knowledge of all facts. Investors are not third party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of BASi, AP USA or any of their respective affiliates.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

2.1	Asset Purchase Agreement, dated June 30, 2008, by and among Bioanalytical Systems, Inc., BASi Maryland, Inc., Algorithme Pharma USA Inc. and Algorithme Pharma Holdings Inc.

10.1	Assignment and Assumption of Office Lease, dated June 30, 2008, between Bioanalytical Systems, Inc. and AP USA Algorithme Pharma USA Inc.

99.1	Bioanalytical Systems, Inc. press release, issued June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: July 7, 2008	By:	/s/ Michael R. Cox
Michael R. Cox, Vice President, Finance and Administration and Chief Financial Officer

Exhibit Index
Exhibit No.	Description

2.1	Asset Purchase Agreement by and among Bioanalytical Systems, Inc., BASi Maryland, Inc., Algorithme Pharma USA Inc. and Algorithme Pharma Holdings Inc.
10.1	Assignment and Assumption of Office Lease, dated June 30, 2008, between Bioanalytical Systems, Inc. and AP USA Algorithme Pharma USA Inc.
99.1	Bioanalytical Systems, Inc. press release, issued June 30, 2008.